EMPLOYMENT AGREEMENT


EFFECTIVE DATE:                     May 11, 1998

PARTIES:                           Northwest Teleproductions, Inc. ("Northwest")
                                   4000 W. 76th Street
                                   Edina, Minnesota 55435

                                   Phillip A. Staden               ("Executive")
                                   4000 W. 76th Street
                                   Edina, Minnesota 55435


RECITALS:

         A. The following recitals shall be considered a part of this Agreement and explain the general nature and purposes of Northwest's business and Executive's rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals. For purposes of this Agreement, "Northwest" includes Northwest Teleproductions, Inc. and its affiliates.

         B. Northwest is engaged in the specialized and highly competitive business of production of videotape and film television programs for broadcast and cable, corporate communications, advertising and commercial programs and creative production services such as sound, special effects, animation, graphics resources, and post production services.

         C.  Northwest,  through its research,  creativity and  experience,  has
developed  and  acquired  valuable  Confidential   Information  (as  hereinafter
defined), including valuable trade secrets.

         D. Northwest has disclosed and will continue to disclose the valuable Confidential Information to Executive during his employment, and Executive will otherwise be exposed to, come in contact with, help create, and be required to use such Confidential Information.

         E. Executive desires to enter into this Agreement for employment with Northwest in which he may contribute to and receive Confidential Information, and acknowledges that Northwest will suffer irreparable harm if Executive, after developing, obtaining or becoming familiar with any Confidential Information,
makes  any   unauthorized   disclosure  or  communication  of  any  Confidential
Information to any third party or uses any Confidential Information in competition with Northwest while employed or after the termination of his employment.

         F. Executive recognizes, agrees and understands that execution of this Agreement is an express condition of his employment and promotion by Northwest.

         G. The parties desire to set forth their understanding and agreements with respect to the terms of Executive's employment by Northwest.

         THEREFORE, in consideration of the employment and promotion of Executive by Northwest and the compensation and benefits herein described or made available later to Executive by Northwest, Executive and Northwest agree as follows:


AGREEMENTS:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.01  Confidential  Information.  For the  purposes of this  Agreement,
"Confidential Information" means any information relating to Northwest or its business not generally known to the public or proprietary to Northwest and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, methods, processes, techniques, engineering, purchasing, marketing, selling, accounting, licensing, copyrights and pending copyrights, business systems, business techniques, customer lists, prospective or potential customer lists, price lists, business strategies and plans. For example, and without limiting the foregoing, Confidential Information may be contained in Northwest's marketing plans or proposals, customer lists, prospective or potential customer list, the particular needs and requirements of customers, the particular needs and requirements of prospective or potential customers, and the identity of customers or prospective or potential customers. Information relating to Northwest or its business shall be treated as Confidential Information irrespective of its source and any information which is identified as being "confidential" or "trade secret" shall be presumed to be Confidential Information.

                                   ARTICLE 2.

                      EMPLOYMENT, COMPENSATION AND BENEFITS

         2.01 Term of Employment. Northwest hereby agrees to employ Executive as its President and Chief Executive Officer for a term commencing as of the date Executive signs this Agreement and continuing to October 26, 1998 ("Initial Term") unless earlier terminated pursuant to Article 5 hereof. Thereafter, this Agreement shall renew annually, for one year periods, beginning October 27, 1998 unless either party terminates pursuant to Article 5 hereof or gives written notice of the intent not to renew the Agreement. At any time beginning 90 days before the termination of the Initial Term or, in the case of a renewal term, the termination of any subsequent one-year renewal term, Executive may request in writing that the Board inform him if it intends to renew Executive's Employment Agreement and the Board shall provide within ten days of receipt of such request a written response informing Executive whether it intends to renew Executive's Employment Agreement.

         2.02 Duties and Supervision. During Executive's employment by Northwest, Executive agrees to devote his full-time best efforts to the business and affairs of Northwest, and agrees to perform such services and duties as may, from time to time, be assigned to him by the Board of Directors of Northwest. Executive shall be held fully accountable for the results of Northwest. During the term of Executive's employment with Northwest, Executive will not perform services for any other person, firm or corporation, as an employee, agent, independent contractor, or in any other capacity, without the express consent of the Board of Directors of Northwest. Executive agrees to comply in every respect with the general standards and policies of Northwest in effect from time to time, all of which Northwest reserves the right to change in its sole discretion.

         2.03 Compensation. Northwest shall pay to Executive, or provide for payment or delivery of, the following compensation and consideration for services rendered by Executive:

                    2.03.1 Base  Salary.  During  the  term  of  the  Agreement,
                         Northwest shall pay Executive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000), or such other amount as decided by the Board of Directors of Northwest but in no event shall the rate of such annual Base Salary be less than $150,000 ("Base Salary"). Executive's compensation shall be subject to withholding and other appropriate deductions, payable in accordance with Northwest's normal payroll practices in effect from time to time.

                    2.03.2 Bonus. For the fiscal year beginning 4/01/97 and each fiscal year thereafter, Executive shall be eligible to earn a Management Incentive Bonus for such fiscal year, provided Executive is a Northwest employee on the last day of such fiscal year. The Management Incentive Bonus shall be based upon 5% of the pre-tax earnings for the fiscal year in excess of 8% of shareholder equity at the beginning of the fiscal year, up to a maximum of 50% of Executive's Base Salary with a minimum of Ten Thousand Dollars ($10,000.00).

                         The Management Incentive Bonus earned by Executive for any fiscal year shall be determined and earned upon completion of Northwest's annual audit by its independent certified public accountants.

                  2.03.3 Long Term  Incentive.  Northwest  previously  granted
                         Executive, on November 4, 1996, an incentive stock option for 15,000 shares pursuant to the 1993 Northwest Teleproductions, Inc. Stock Option Plan ("Plan"), vesting to the extent of one-third of the total number of shares each year beginning on the anniversary of the date of grant. Northwest will take those steps necessary to have its Board of Directors or a committee of the Board grant Executive, on a date selected by the Board but no later than the end of the current fiscal quarter, an incentive stock option for an additional 35,000 shares pursuant to the Plan, vesting to the extent of one-third of the total number of shares each year beginning on the first anniversary of the date of grant, and exercisable for a five-year term. The per share exercise price shall equal the fair market value (as defined in the Plan) of Northwest's common stock on the date of grant. Executive and Northwest shall execute a separate Incentive Stock Agreement setting forth all other terms and conditions of the incentive stock option.

                    2.03.4 Office.  Executive  understands  that  this  position offices out of Minneapolis and Executive shall work at Northwest's Minneapolis headquarters as necessary to perform the duties of his job. Northwest agrees to reimburse Executive for travel between its Chicago and Minneapolis offices and lodging during Executive's working time at its Minneapolis offices. Executive shall be responsible for meals.

     2.04 Other Executive Benefits. Northwest agrees to provide the following benefits to Executive.

                    2.04.1  Vacation.   Executive  shall  be  entitled  to  paid
                         vacation according to Northwest's employee handbook as it exists from time to time, but shall receive not less than four (4) weeks of paid vacation during each twelve
                         (12) month period of employment.

                    2.04.2 Expenses. Northwest shall reimburse Executive for all documented reasonable and necessary out-of-pocket expenses incurred in connection with performance of his duties and obligations to Northwest hereunder.

                    2.04.3 Other Benefits.  Northwest shall provide to Executive participation in any other employee benefit programs made available to employees generally from time to time as established in the exclusive discretion of Northwest's Board of Directors or authorized delegates of the Board of Directors. Such benefits may include, but are not limited to health insurance, dental insurance, life insurance, paid holidays and participation in qualified retirements plans. Northwest retains the sole discretion to amend, modify, or discontinue any and all benefit plans.


                                   ARTICLE 3.

                         PROTECTION OF TRADE SECRETS AND
                           CONFIDENTIAL BUSINESS DATA

         3.01 Scope. The definition of "Confidential Information" as set forth in Article 1, Paragraph 1.01, is not intended to be exhaustive. From time to time during the term of his employment, Executive may gain access to or help create other information concerning Northwest's business of commercial value to Northwest, which information shall be included in the definition under Article 1, Paragraph 1.01, above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article 3 apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

         3.02 Confidentiality. Executive promises and agrees that the Confidential Information, including trade secrets and/or data, will be held in the strictest confidence and will never, without prior written consent of Northwest, be (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to or used for his own or another's benefit or (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to, or used by him, a competitor of Northwest or any other person or entity, including but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with Northwest or at any time after his termination of employment with Northwest, regardless of the reason for Executive's termination, whether voluntary or involuntary. Executive further promises and agrees that he will develop and enforce such policies and procedures as are necessary to protect Northwest's Confidential Information and will faithfully implement and abide by any and all policies and procedures which may be established by Northwest to insure the confidentiality of the Confidential Information, including but not limited to, rules, polices, practices or procedures:

                  3.02.1 (a) Limiting access to authorized personnel;

                  3.02.2 (b) Limiting copying of any writing, data or recording;

                  3.02.3 (c) Requiring storage of property, documents or
                             data in secure facilities provided by Northwest and limiting safe or vault lock combinations or keys to authorized personnel; and/or

                  3.02.4 (d) Requiring check out and return of property,
                             documents, or data, and implementing such other procedures promulgated by Northwest from time to time.

         3.03 Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, Executive will return to Northwest any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, as defined in Article 1, Paragraph 1.01, including, but not limited to notebooks, software, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving Northwest's place of business or employment with Northwest, no such information, property, or reproduction thereof in any form which may have been entrusted to or obtained by him during the course of his employment or to which he had access, possession, custody or control. Upon termination of employment, whether voluntary or involuntary, Executive will deliver to Northwest all Confidential Information in recorded form in his property, devices, parts, mock-ups and finished or unfinished product, machinery, or equipment in his possession, custody or control.

Executive shall also deliver, upon his termination, whether voluntary or involuntary, all records, software, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or data in any form, which contain Confidential Information.

         3.04 Copyrights. Executive acknowledges that any computer software, program or other work of authorship prepared by Executive for Northwest's benefit or at Executive's request shall be considered a "work made for hire" under U.S. copyright laws. To the extent that any such work of authorship cannot be considered a "work made for hire," Executive agrees to assign and hereby does assign all right, title and interest in and to such work to Northwest.

         3.05   Invention.   "Invention"   means   any   invention,   discovery,
improvement, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice.

         3.06 Disclosure and Assignment. Executive shall promptly and fully disclose in writing to Northwest, and will hold in trust for Northwest's sole right and benefit, any Invention that Executive, during the period of employment and for one year thereafter, makes, conceives, or reduces to practice or cause to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

                  a. Relates to any subject matter pertaining to Executive's employment;

                  b. Relates to or is directly or indirectly connected with Northwest's business, products, processes, or Northwest's Confidential Information; or

                  c. Involves the use of any of Northwest's time, material, or facility.

Executive will keep accurate, complete, and timely records for such Inventions, which records shall be Northwest's property and shall not be removed from Northwest's premises. Executive hereby assigns to Northwest all of his right, title, and interest in and to all such Inventions and, upon Northwest's request, Executive shall execute, verify, and deliver to Northwest such documents, including without limitation, assignments and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that are necessary to enable Northwest to obtain the sole right, title, and benefit to all such Inventions.

         3.07 Notice of Excluded Inventions. Executive further agrees, and is hereby notified, that the above agreement to assign Inventions to Northwest does not apply to any Invention for which no equipment, supplies, facility, or Northwest Confidential Information was used, which was developed entirely on Executive's own time, and

                  a.     Which does not relate:

                         (i)      Directly to Northwest's business; or

                         (ii) To Northwest's actual or demonstrably anticipated research or development; or

                  b. Which does not result from any work performed by Executive for Northwest.


                                   ARTICLE 4.

                             COVENANT NOT TO COMPETE

         4.01 Actions Prohibited. At no time during Executive's employment or for a period of one (1) year immediately following the termination of Executive's employment (whether voluntary or involuntary), will Executive:

               4.01.1  Acting  on  behalf  of  himself,   another   business  or
                       competitor, call upon or communicate with or attempt to call upon or communicate with any

                    (a) Northwest customer (which shall include but not be limited to any AFRTS customer for purposes of this
                         Article 4), and

                    (b) potential customer that, at the time of Executive's termination, Northwest has provided, or is in the process of providing, a proposal or bid (hereinafter "potential Northwest customer") about whom Executive obtained Confidential Information or with whom Executive (or other employees of Northwest under Executive's supervision) had contact during the twelve
                         (12) months prior to Executive's termination, for the purpose (either directly or indirectly) of soliciting, selling or buying any services, merchandise or products sold or purchased by Northwest; and

               4.01.2 In any way,  directly or  indirectly,  acting on behalf of himself, another business or competitor, provide services which are similar to or compete with any services provided by Northwest, to any actual or potential Northwest customer about whom Executive obtained Confidential Information or with whom Executive (or other employees of Northwest under Executive's supervision) had contact during the twelve (12) months immediately prior to Executive's termination; and

               4.01.3 In any way,  directly or indirectly,  render any services, advice or counsel on or related to any AFRTS contract or actual or potential Northwest customer, as an owner, employee, partner, representative, agent, independent contractor, consultant, or in any other capacity, for any party or on Executive's own behalf if the rendering of such services, advise or counsel involves, may involve, requires, or is likely to result in the use of disclosure by Executive of any Confidential Information; and

               4.01.4 Acting on  Executive's  own behalf or on behalf of another business or competitor, solicit or hire any person employed by Northwest at any time during the twelve (12) months prior to Executive's termination.


                                   ARTICLE 5.

                            TERMINATION OF EMPLOYMENT

         5.01 Notwithstanding anything to the contrary elsewhere in this Agreement, Executive's employment shall terminate, whether during the Initial Term or any subsequent renewal term:

                  5.01.1  Upon mutual written agreement of the parties.

                  5.01.2  Upon the death of Executive.

                  5.01.3 Upon the physical or mental disability of Executive to such an extent that he is generally unable to, with or without reasonable accommodation, perform the essential functions of his job and usual and customary duties and such inability continues for a period of two (2) months or more.

                  5.01.4 Upon written notice to Executive by Northwest in the event of Executive's final nonappealable conviction of or entry of a plea of guilty or nolo contendere to any felony or the final nonappealable entry of any civil judgment against him in connection with any allegation against him of (a) fraud or misrepresentation relating to Northwest or its business, or (b) embezzlement.

                  5.01.5 Upon written notice to Executive by Northwest in the event of Executive's willful and repeated misconduct in not following the reasonable directions of the Board of Directors or willful failure to perform his duties if Executive does not correct such misconduct or failure within a period of ten (10) days after written notice thereof from Northwest specifying the nature of such misconduct or failure and demanding that it be cured.

                  5.01.6 Upon Executive's making a material false statement to the Board of Directors or in matters relating to Northwest's business, as determined by a majority vote of the Board of Directors, excluding Executive.

                  5.01.7 Upon 60 days written notice by Executive without cause.

                  5.01.8 Upon 60 days written notice by Northwest without cause.

         5.02 Decision and Waiver. Any determination by Northwest to terminate Executive's employment with Northwest as outlined above must be made by a majority decision of the Board of Directors. Nonexercise by Northwest of its right to terminate Executive's employment pursuant to the subsections above shall not constitute a waiver by Northwest of its right to terminate Executive's employment pursuant to such subsections.

         5.03 Continuing Payments. If Executive's employment is (1) terminated during the Initial Term or any subsequent renewal term pursuant to Paragraph 5.01.1, 5.01.2, 5.01.3, 5.01.4, 5.01.5, 5.01.6 or 5.01.7; or (2) not renewed after the end of the Initial Term or any subsequent renewal term for any of the reasons described in Paragraph 5.01.1, 5.01.2, 5.01.3, 5.01.4, 5.01.5, 5.01.6,
or 5.01.7, then upon such termination or nonrenewal Northwest shall have no further obligation or liability to Executive whatsoever, except for accrued benefits and any compensation actually earned through Executive's last day of employment. If Executive's employment is terminated pursuant to paragraph 5.01.8 during the Initial Term or any subsequent renewal term, then Northwest's only liability or obligation to Executive shall be for: (A) accrued benefits and any compensation actually earned through Executive's last day of employment; (B) Executive's Base Salary, at regular intervals, for the unexpired portion of the Initial Term or, if during a renewal term, the unexpired portion of such renewal term; (C) the greater of (i) six months' Executive Base Salary, or (ii) one week's Executive's Base Salary for each full year Executive has been employed by Northwest; and (D) payment of Executive's COBRA premium payments for continued coverage under Northwest's group health plan for a period of 12 months immediately following termination of Executive's employment with Northwest, provided Executive elects to continue such coverage. If Executive's employment is not renewed by Northwest for any reason other than a reason described in Paragraph 5.01.1, 5.01.2, 5.01.3, 5.01.4, 5.01.5, or 5.01.6 after the end of the
Initial Term or any subsequent renewal term, then Northwest's only liability shall be: (A) Executive's accrued benefits and any compensation actually earned through Executive's last day of employment; (B) the greater of (i) six months' Executive's Base Salary, or (ii) one week's Executive's Base Salary for each full year Executive has been employed by Northwest; and (C) payment of Executive's COBRA premium payments for continued coverage under Northwest's group health plan for a period of 12 months immediately following termination of Executive's employment with Northwest, provided Executive elects to continue such coverage. Any and all payments under this Paragraph 5.03 or 5.04 shall be payable in a lump sum or at regular payroll intervals in Northwest's discretion, shall be subject to required withholding and deductions, and shall be contingent upon Executive's abiding by the restrictions contained in Articles 3 and 4 of this Agreement.

         5.04 Change of Control. If, within one year of a "change of control" as that term is defined in paragraph 5.05, Executive's employment is (1) terminated, either during the Initial Term or any subsequent renewal term, pursuant to Paragraph 5.01.8, (2) not renewed without cause by Executive, or (3) not renewed by Northwest for any reason other than a reason described in paragraph 5.01.1, 5.01.2, 5.01.3, 5.01.4, 5.01.5, or 5.01.6 after the end of the
Initial Term or any subsequent renewal term, then this Paragraph 5.04, instead of Paragraph 5.03, shall govern which payments, if any, are due Executive, and Northwest's only liability or obligation to Executive shall be: (A) for accrued benefits and any compensation actually earned through Executive's last day of employment; (B) in the case of a termination pursuant to Paragraph 5.01.8, Executive's Base Salary, at regular intervals, for the unexpired portion of the term; (C) the greater of (i) six months' Executive's Base Salary or (ii) an amount equal to one week's Executive's Base Salary for each full year Executive has been employed by Northwest; and (D) payment of Executive's portion of Executive's COBRA premium payments for continued coverage under Northwest's group health plan for a period of 12 months immediately following Executive's termination of employment with Northwest, provided Executive elects to continue such coverage. Executive's rights, if any, to acceleration of vesting of any stock options granted Executive shall be governed by the separate stock option agreements. Provided, however, that Executive shall not be entitled to receive any payments under this Paragraph 5.04 or any other agreement with Northwest which would, with respect to Executive, constitute a "parachute payment" for purposes of Internal Revenue Code Section 280G. In the event any payments under this Paragraph 5.04 or any other agreement with Northwest would, with respect to Executive, constitute a "parachute payment," Executive shall have the right to designate those payments to Executive, whether under this Agreement and/or any other agreement with Northwest, which should be eliminated so that Executive will not receive a "parachute payment."

         5.05 Definition of Change of Control. For purposes of this Agreement, "change of control" shall mean:

                  (a) A merger or consolidation to which Northwest is a party if the individuals and entities who were shareholders of Northwest immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

                  (b) The direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Northwest representing, in the aggregate, fifty-one percent (51%) or more of the total combined voting power of all classes of Northwest's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting by concert;

                  (c) The sale of substantially all of the properties and assets of Northwest to any person or entity which is not a wholly-owned subsidiary of Northwest;

                  (d) The shareholders of Northwest approve any plan or proposal for the liquidation of Northwest; or

                  (e) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuing Directors" cease for any reason to constitute at least a sixty percent (60%) majority of the Board. For purposes of this event, "Continuing Directors" means those members of the Board who either:

                           (1 were directors at the beginning of such consecutive twenty-four (24) month period; or

                           (2) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

                           For purposes of this paragraph 5.05(e), the "Continuing Directors" shall not include John Lindell and James Fish, and the departure (for whatever reason) and/or replacement of John Lindell and/or James Fish shall not be taken into account when determining whether the required change in the composition of the Board of the Company has occurred.

         5.06 Mitigation. If Executive is entitled to continuing payments pursuant to Paragraph 5.03 or 5.04, Executive shall not be obligated to seek other employment to receive such payments and such payments shall not be reduced by any income from other sources received by Executive.


                                   ARTICLE 6.

                                  MISCELLANEOUS

         6.01 Remedies. The parties acknowledge that Northwest will suffer irreparable harm if Executive breaches Article 3 and/or 4 of this Agreement, either during or after its term. Accordingly, Northwest shall be entitled, in addition to any other right and remedy it may have, at law or equity, to injunctive relief, without the posting of a bond or other security, enjoining or restraining Executive from any violation of this Agreement, and Executive hereby consents to Northwest's right to the issuance of such injunction. If Northwest institutes and prevails in any such action against Executive to enforce Article 3 and/or 4 of this Agreement, alone or in conjunction with any third party or parties to enforce any terms or provisions of this Agreement, Executive shall pay Northwest its reasonable attorneys' fees incurred in instituting and maintaining such action and all costs and expenses incurred in connection therewith.

         6.02 Severability. The parties agree that, in the event that a court of competent jurisdiction determines that any of the provisions of this Agreement are unreasonable, it may limit such provisions to the extent it deems reasonable, without declaring the provision or this Agreement invalid in its entirety. This provision shall not be construed as an admission by Northwest, but is only included to provide Northwest with the maximum possible protection for its business, Confidential Information, trade secrets and data.

         6.03 Modification. This Agreement supersedes any and all oral and written negotiations, agreements and understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement sets forth the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement, except that Executive agrees to comply with Northwest's general standards and policies as they exist from time to time. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

         6.04 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of the rights or duties or any compensation due to him hereunder, to any other person. This Agreement may be assigned by Northwest.

         6.05 Waiver. The waiver by Northwest of the breach or nonperformance of any provisions of this Agreement by Executive shall not operate or be construed as a waiver of any future breach or nonperformance under any provisions of this Agreement.

         6.06 Survival. Executive and Northwest agree that the provisions of this Agreement that expressly extend beyond the termination of Executive's employment, particularly Articles 3 and 4, shall continue in full force and effect after termination of this Agreement or Executive's employment.

         6.07 Governing Law. This Agreement shall be governed according to the\ laws of the State of Minnesota.

        IN WITNESS WHEREOF, the parties have executed this Agreement in the manner appropriate to each on the date indicated.

                                                 NORTHWEST TELEPRODUCTIONS, INC.


Dated:____________________                        By____________________________
                                                    Its_________________________

Subscribed and sworn to before me
this ____ day of __________, 1998.

__________________________________
Notary Public


Dated:___________________                         ______________________________
                                                  PHILLIP A. STADEN

Subscribed and sworn to before me
this _____day of _________, 1998.

_________________________________
Notary Public